Exhibit b (vii ) under Form N-1A
                                           Exhibit 3(ii) under Item 601/Reg. S-K



                                  AMENDMENT #11
                                 TO THE BY-LAWS
                                       OF
               FEDERATED MUNICIPAL HIGH YIELD ADVANTAGE FUND, INC.

                          Effective September 21, 2004



Insert the  following  into  Article IV,  Officers  and  renumber  Section 15 as
Section 16:

     Section 15. Chief Compliance Officer. The Chief Compliance Officer shall be responsible for administering the Trust's policies and procedures approved by the Board under Rule 38a-1 of the Investment Company Act of 1940, as amended. Notwithstanding any other provision of these By-Laws, the designation, removal and compensation of Chief Compliance Officer are subject to Rule 38a-1 under the Investment Company Act of 1940, as amended.